Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact

Warren Edwards	Lesley Pool

Executive Vice President/	Senior Vice President/

Chief Financial Officer	Chief Marketing Officer

ACS, Inc.	ACS, Inc.

214-841-8082	214-841-8028

warren.edwards@acs-inc.com	lesley.pool@acs-inc.com

ACS Settles with Georgia Department of Community Health

DALLAS, TEXAS: July 21, 2004 — ACS (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today that it has completed a definitive financial settlement with the Georgia Department of Community Health (DCH) regarding certain disputes involving the company’s health claims processing contract.

Terms of the final settlement agreement are substantially the same as those detailed in ACS’ second quarter earnings results announced on January 20, 2004. Information regarding the final settlement agreement will be provided during ACS’ year-end earnings call scheduled for Thursday, July 29, 2004, at 3:30 p.m., central daylight time.

“The goal of both the Department of Community Health and ACS has always been to provide the best services possible to Georgia’s health care providers and the State’s citizens,” said Tim Burgess, Commissioner of the Georgia Department of Community Health. “Settlement of this dispute now allows us both to move forward and focus our joint attention on improving efforts to achieve that goal.”

ACS, a Fortune 500 company with more than 40,000 employees supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.